CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY BRACKETS [****], HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

PONY AI INC.

(As adopted by a special resolution passed on March 4, 2022, and effective on March 4, 2022)

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

PONY AI INC.

(As adopted by a special resolution passed on March 4, 2022, and effective on March 4, 2022)

1.	The name of the Company is Pony AI Inc.

2.	The Registered Office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Amended) or as the same may be revised from time to time, or any other Law of the Cayman Islands.

4.	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Act (As Amended), the Company has and is capable of exercising all of the functions of a natural Person of full capacity irrespective of any question of corporate benefit.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The authorized share capital of the Company is US$300,000.00 divided into (a) 307,505,707 Class A Ordinary Shares of par value US$0.0005 each (the “Class A Ordinary Shares”), (b) 81,088,770 Class B Ordinary Shares of par value US$0.0005 each (the “Class B Ordinary Shares,” collectively with the Class A Ordinary Shares, the “Ordinary Shares”), (c) 34,717,760 Series A Preferred Shares of par value US$0.0005 each (the “Series A Preferred Shares”), (d) 44,758,365 Series B Preferred Shares of par value US$0.0005 each (the “Series B Preferred Shares”), (e) 27,428,047 Series B+ Preferred Shares of par value US$0.0005 each (the “Series B+ Preferred Shares”), (f) 10,478,885 Series B2 Preferred Shares of par value US$0.0005 each (the “Series B2 Preferred Shares”), (g) 57,896,414 Series C Preferred Shares of par value US$0.0005 each (the “Series C Preferred Shares”), (h) 16,161,668 Series C+ Preferred Shares of par value US$0.0005 each (the “Series C+ Preferred Shares”), and (i) 19,964,384 Series D Preferred Shares of par value US$0.0005 each (the “Series D Preferred Shares,” collectively with the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares, the Series B2 Preferred Shares, the Series C Preferred Shares and the Series C+ Preferred Shares, the “Preferred Shares”).

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (As Amended) and, subject to the provisions of the Companies Act (As Amended) and the Articles of Association of the Company, it shall have the power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Seventh Amended and Restated Memorandum of Association bear the same meaning as those given in the Seventh Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

PONY AI INC.

(As adopted by a special resolution passed on March 4, 2022, and effective on March 4, 2022)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accounting Standards”	means generally accepted accounting principles in the United States, applied on a consistent basis.

“Additional Number”	shall have the meaning set forth in Section 1.4.2 of Schedule A hereof.

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a holder of Preferred Shares, the term “Affiliate” also includes (v) any direct or indirect shareholder of such holder, (w) any of such shareholder’s or such holder’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such holder (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such holder or any of its Affiliates, but excludes, for the avoidance of doubt, any portfolio companies of such holder and portfolio companies of any affiliated investment fund or investment vehicle of such holder. For the avoidance of doubt, unless the context requires otherwise, Affiliates of a Group Company shall not include any holder of Preferred Shares and vice versa. Notwithstanding the foregoing and anything to the contrary in any Transaction Document, (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of these Articles and the other Transaction Documents to the contrary, these Articles and the other Transaction Documents shall not be binding on, or restrict the activities of, (i) any Sequoia Entity outside of the Sequoia China Sector Group, (ii) any entity primarily engaged in investment and trading in the secondary securities market, (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC that are exclusively managed by Sequoia Capital. For the avoidance of doubt, Eight Roads and ClearVue shall be deemed Affiliates to each other. In addition, an Eight Roads Person (as defined below) is also an affiliate of Eight Roads. Eight Roads Person(s) means (1) FIL Limited (“FIL”), a company incorporated in Bermuda, and any subsidiary undertaking of FIL from time to time (FIL and its subsidiary undertakings being the “FIL Group”); (2) FMR LLC (“FMR”), a Delaware corporation, and any subsidiary undertaking of FMR from time to time (FMR and its subsidiary undertakings being the “FMR Group”); (3) any director, officer, employee or shareholder of the FIL Group and/or the FMR Group or members of his family and any company, trust, partnership or other entity (“Entities”) formed for his or any of their benefit from time to time (any or all of such individuals and Entities being the “Closely Related Shareholders”); (4) any Entity controlled by Closely Related Shareholders where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the Entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; (5) any affiliate of any member of the FIL Group and/or the FMR Group (where “affiliate” means any Entity controlled by any combination of any Closely Related Shareholders and any member of the FIL Group and/or the FMR Group, and includes the officers, partners and directors of any affiliate); and (6) any charitable organizations.

“Applicable Conversion Price”	means, with respect to the Series A Preferred Shares, the then-effective Series A Conversion Price; with respect to the Series B Preferred Shares, the then-effective Series B Conversion Price; with respect to the Series B+ Preferred Shares, the then-effective Series B+ Conversion Price; with respect to the Series B2 Preferred Shares, the then-effective Series B2 Conversion Price; with respect to the Series C Preferred Shares, the then-effective Series C Conversion Price; with respect to the Series C+ Preferred Shares, the then-effective Series C+ Conversion Price; and with respect to the Series D Preferred Shares, the then-effective Series D Conversion Price.

“Approval of the Preferred Directors”	means the approval of no less than two-thirds (2/3) of the votes of all incumbent Preferred Directors.

“Approval of the Majority Preferred Holders”	means in relation to the same matter, the approval, in the form of written consent, by the Majority Preferred Holders.

“Approved Sale”	shall have the meaning set forth in Article 121 hereof.

“Articles”	means these articles of association of the Company (including the Schedule A hereto) as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, British Virgin Islands, the United States, Japan, Hong Kong, Toronto or the PRC.

“CEO”	means Chief Executive Officer.

“CEO Director”	shall have the meaning set forth in Article 63.

“Change of Control Event”	means any event, action or transaction (either in a single transaction or a series of related transactions) that would result in a Person (other than the Principals and their respective Affiliates), together with its Affiliates, acquiring Control of the Company or otherwise acquiring the power to consolidate the financials of the Group Companies.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“China-UAE”	means China-UAE Investment Cooperation Fund, L.P. and its successors, transferees and permitted assigns.

“Class A Ordinary Shares”	shall have the meaning set forth in the Memorandum.

“Class B Ordinary Shares”	shall have the meaning set forth in the Memorandum.

“Collaboration Agreement”	has the meaning given to such term in the TMC Purchase Agreement.

“Company”	means the above named company.

“Company Option Period”	shall have the meaning set forth in Section 2.2.2 of Schedule A hereof.

“Competitor”	shall have the meaning set forth in the Right of First Refusal and Co-Sale Agreement.

“Competitor ROFR Notice”	shall have the meaning set forth in Section 2.1.3 of Schedule A hereof.

“Competitor Transfer Notice”	shall have the meaning set forth in Section 2.1.3 of Schedule A hereof.

“Contract”	means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, or other legally binding arrangement, whether written or oral.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	has the meaning given to such term in the Series D Purchase Agreement.

“Conversion Shares”	means Class A Ordinary Shares issuable upon conversion of the Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“CPE Purchase Agreement”	means a Preferred Shares Purchase Agreement dated January 13, 2021, by and among the Company, CPE Investment (Hong Kong) 2018 Limited, Raumier Limited and the other parties thereto.

“CTO”	means Chief Technology Officer.

“CVP”	means ClearVue Pony Holdings, Ltd. and its successors, transferees and permitted assigns.

“Deemed Liquidation Event”	means any of the following events:

(a)	any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power or equity securities in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of such Group Company’s voting power or equity securities is transferred;

(b)	a sale, transfer, lease or other disposition of all or substantially all of the assets (including, for the avoidance of doubt, intellectual property) of the Group Companies, taken together as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies, taken together as a whole);

(c)	the exclusive licensing of all or substantially all of the intellectual property of the Group Companies, taken together as a whole, to a third party;

(d)	any Share Sale; or

(e)	any event that results in the Company losing Control over the Domestic Companies.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Divestment Rights”	shall have the meaning set forth in Article 124 hereof.

“Domestic Companies”	means Beijing Pony AI Technology Co., Ltd. (北京小 马智行科技有限公司), a limited liability company incorporated under the Laws of the PRC, Guangzhou Pony AI Technology Co., Ltd. (广州小马智行科技有限 公 司 ), a limited liability company incorporated under the Laws of the PRC, Jiangsu Heimai Data Technology Co., Ltd. (江苏黑麦数据科技有限公司), a limited liability company incorporated under the Laws of the PRC, Guangzhou Bibi Technology Co., Ltd. (广州哔哔出行科技服务有限公司), a limited liability company incorporated under the Laws of the PRC.

“Drag Holders”	shall have the meaning set forth in Article 121 hereof.

“Each Series Majority Preferred Holders”	means each and every Majority Series A Holders, Majority Series B Holders, Majority Series B+ Holders, Majority Series B2 Holders, Majority Series C Holders, Majority Series C+ Holders, and Majority Series D Holders.

“Eight Roads”	means ERVC Technology IV LP and its successors, transferees and permitted assigns.

“Eight Roads Purchase Agreement”	means the Series C Preferred Shares Purchase Agreement, dated February 5, 2020, by and among the Company, Eight Roads and certain other parties named therein, as amended from time to time.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision), as may be amended from time to time.

“Equity Securities”	means, with respect to any Person that is a legal entity, (a) any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person; (b) any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person; (c) any security convertible into, exchangeable or exercisable for, or any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire, subscribe for or purchase any of the Equity Securities referred to in (a) and (b); or (d) any Contract providing for the acquisition of any of the foregoing, either directly or indirectly.

“Exempted Distribution”	means (a) a dividend payable solely in Ordinary Shares made to the holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each such holder on an as-converted basis, (b) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers or consultants in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company under the Right of First Refusal and Co-Sale Agreement, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the Approval of the Preferred Directors), or (c) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares).

“ESOP”	has the meaning given to such term in the Series D Purchase Agreement.

“Exercising Shareholder”	shall have the meaning set forth in Section 2.2.3.3 of Schedule A hereof.

“Fidelity Purchase Agreement”	means the Series C Preferred Shares Purchase Agreement, dated February 5, 2020, by and among the Company, Fidelity China Special Situations PLC and certain other parties named therein, as amended from time to time.

“First IPO Application Date”	shall have the meaning set forth in Article 124 hereof.

“First Participation Notice”	shall have the meaning set forth in Section 1.4.1 of Schedule A hereof.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Body”	means (a) any government or political subdivision thereof, (b) any department, agency or instrumentality of any government or political subdivision thereof or (c) any sovereign wealth fund, state-owned enterprise or other entity or enterprise directly or indirectly Controlled by any Person referred to in (a) or (b) above (excluding car manufacturers and investment funds managed by managers not Controlled by any Person referred to in (a) or (b)).

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” or “Group”	means, collectively, the Company, Pony DE, Pony HK, the WFOEs and the Domestic Companies, together with each Subsidiary of any of the foregoing, and “Group Company” refers to any of the Group Companies.

“HK Listing Authorities”	shall have the meaning set forth in Article 124 hereof.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations that are capitalized in accordance with Accounting Standards or any other applicable accounting standards, (g) all obligations under banker’s acceptance, letter of credit or similar facilities, (h) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (i) all obligations in respect of any interest rate swap, hedge or cap agreement, and (j) all guarantees issued in respect of the Indebtedness referred to in clauses (a) through (i) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Individual Holder”	shall have the meaning set forth in the Right of First Refusal and Co-Sale Agreement.

“Interested Transaction”	shall have the meaning set forth in Article 84 hereof.

“Investor”	shall have the meaning set forth in Section 1.1 of Schedule A hereof, including for the avoidance of doubt the holders of the Series D Warrants.

“Investor Co-Sale Notice”	shall have the meaning set forth in Section 2.3.1 of Schedule A hereof.

“Law” or “Laws”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Legend Capital”	means LC Fund VII, L.P. and LC Parallel Fund VII, L.P., and their respective successors, transferees and permitted assigns. For the sole purpose of determining Legend Capital’s eligibility to appoint an Observer to the Board, all of the Preferred Shares held by Legend Capital, Vantage Estate Limited, Legendstar Fund II, L.P., and Dimension Vantage Limited shall be aggregated for the purpose of calculating the number of the Preferred Shares held by Legend Capital.

“Liquidation Proceeds”	shall have the meaning set forth in Article 8.2(A) hereof.

“Major Investor”	shall have the meaning set forth in the Right of First Refusal and Co-Sale Agreement.

“Majority Series A Holders”	means the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Series A Preferred Shares (voting together as a single class and on an as converted basis).

“Majority Series B Holders”	means the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Series B Preferred Shares (voting together as a single class and on an as converted basis).

“Majority Series B+ Holders”	means the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Series B+ Preferred Shares (voting together as a single class and on an as converted basis).

“Majority Series B2 Holders”	means the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Series B2 Preferred Shares (voting together as a single class and on an as converted basis).

“Majority Series C Holders”	means the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Series C Preferred Shares (voting together as a single class and on an as converted basis).

“Majority Series C+ Holders”	means the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Series C+ Preferred Shares (voting together as a single class and on an as converted basis).

“Majority Series D Holders”	means, at any time, the following holders of the Series D Preferred Shares of the Company collectively: (i) the holders of fifty percent (50%) or more of the voting power of the then outstanding Series D Preferred Shares held by all of the Shareholders (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding, and voting together as a single class and on an as converted basis); provided, that, the voting power of the outstanding Series D Preferred Shares held by China-UAE and its Affiliates among all of Shareholders shall be automatically reduced to 49%, if at any time after the date hereof the voting power of the outstanding Series D Preferred Shares held by China-UAE and its Affiliates is equal to or exceeds 50% of the voting power of the outstanding Series D Preferred Shares held by all of the Shareholders (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding); and (ii) holders of fifty percent (50%) or more of the voting power of the then outstanding Series D Preferred Shares held by Shareholders who are not the Shareholders of the Company immediately prior to the Closing (as defined in the Series D Purchase Agreement) (the “New Series D Shareholders”) (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding, and voting together as a single class and on an as converted basis); provided, that, the voting power of the outstanding Series D Preferred Shares held by China-UAE and its Affiliates among the New Series D Shareholders shall be automatically reduced to 49%, if at any time after the date hereof the voting power of the outstanding Series D Preferred Shares held by China-UAE and its Affiliates is equal to or exceeds 50% of the voting power of the outstanding Series D Preferred Shares held by all of the New Series D Shareholders (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding).

“Majority Preferred Holders”	the holders of fifty-one percent (51%) or more of the voting power of the outstanding Preferred Shares (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding, and voting together as a single class and on an as converted basis).

“Member”	has the same meaning as in the Statute, and including for the purpose hereof, the holders of the Series D Warrants.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Nio”	means Miracle Mission Limited and its successors, transferees and permitted assigns.

“Observer”	shall have the meaning set forth in the Shareholders Agreement.

“Offeror”	shall have the meaning set forth in Article 121 hereof.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Options Period”	shall have the meaning set forth in Section 2.2.3.1 of Schedule A hereof.

“Ordinary Director”	shall have the meaning set forth in Article 63.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a unanimous written resolution.

“Ordinary Shares”	shall have the meaning set forth in the Memorandum.

“OTPP”	means 2774719 Ontario Limited and its successors, transferees and permitted assigns.

“OTPP Purchase Agreement”	means a Preferred Shares Purchase Agreement dated November 5, 2020, by and among the Company, OTPP, Morningside China TMT Fund IV Co-Investment, L.P., Morningside China TMT Special Opportunity Fund II, L.P., City Ace Investment Corporation, ERVC Technology IV LP and the other parties thereto.

“Other Restriction Agreements”	shall have the meaning set forth in Section 2.1.6 of Schedule A hereof.

“Oversubscription Participants”	shall have the meaning set forth in Section 1.4.2 of Schedule A hereof.

“Permitted Transferee”	shall have the meaning set forth in Section 2.5 of Schedule A hereof.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Pony DE”	means Pony.AI, Inc., a company incorporated under the Laws of Delaware, the United States.

“Pony HK”	means Hongkong Pony AI Limited, an entity formed under the Laws of Hong Kong.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Directors”	shall have the meaning set forth in Article 63.

“Preferred Shares”	shall have the meaning set forth in the Memorandum, including for the avoidance of doubt, the Series D Preferred Shares issuable upon the exercise of the Series D Warrants.

“Preemptive Right”	shall have the meaning set forth in Section 1.1 of Schedule A hereof.

“Principals”	shall have the meaning set forth in the Shareholders Agreement.

“Principal Holding Company”	shall have the meaning set forth in the Shareholders Agreement.

“Proposed Sale”	shall have the meaning set forth in Article 122 hereof.

“Pro Rata Share”	shall have the meaning set forth in Section 1.2 of Schedule A hereof.

“Prohibited Transfer”	shall have the meaning set forth in Section 2.6 of Schedule A hereof.

“Qualified IPO”	means (a) a firm commitment underwritten public offering or a listing of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States on NASDAQ, the New York Stock Exchange or any other recognized international securities exchange approved by the Board (so long as such approval includes the Approval of the Preferred Directors) pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, at an offering or listing price per share (prior to underwriting commissions and expenses) that values the Company at the post-money valuation of the Group immediately after the completion of the last Additional Closing (as defined in the Series D Purchase Agreement) (or, if no Additional Closing takes place, after the Closing (as defined in the Series D Purchase Agreement)) with respect to the Company’s series D financing, assuming the pre-money valuation of the Group immediately prior to the completion of the Closing (as defined in the Series D Purchase Agreement) is US$8,500,000,000 (the “Post-D Valuation”) or more, and that results in gross proceeds to the Company (prior to deduction of underwriting discounts and registration expenses) of at least US$425,000,000, (b) a firm commitment underwritten public offering or a listing of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) on the Main Board of the Hong Kong Stock Exchange or any other recognized international securities exchange approved by the Board (so long as such approval includes the Approval of the Preferred Directors) at an offering or listing price per share (prior to underwriting commissions and expenses) that values the Company at the Post-D Valuation or more, and that results in gross proceeds to the Company (prior to deduction of underwriting discounts and registration expenses) of at least US$425,000,000, or (c) a SPAC Transaction that values the Company at the Post-D Valuation or more and following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed in the United States on NASDAQ, the New York Stock Exchange, or the Main Board of the Hong Kong Stock Exchange, or any other recognized international securities exchange approved by the Board (so long as such approval includes the Approval of the Preferred Directors).

“Redeeming Preferred Shares”	shall have the meaning set forth in Article 8.5(C) hereof.

“Redeeming Shareholder”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Redemption Date”	shall have the meaning set forth in Article 8.5(D) hereof.

“Redemption Notice”	shall have the meaning set forth in Article 8.5(D) hereof.

“Redemption Price”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Redemption Request”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Registered Office”	means the registered office for the time being of the Company.

“Register of Directors”	means the register of directors of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Directors.

“Register of Members”	means the register of members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Remaining Shares”	shall have the meaning set forth in Section 2.3.1 of Schedule A hereof.

“Right of First Refusal and Co-Sale Agreement”	means the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 4, 2022, by and among the Company and certain other parties named therein, as amended from time to time.

“Second Notice”	shall have the meaning set forth in Section 2.2.3.1 of Schedule A hereof.

“Second Participation Notice”	shall have the meaning set forth in Section 1.4.2 of Schedule A hereof.

“Second Participation Period”	shall have the meaning set forth in Section 1.4.2 of Schedule A hereof.

“SEHK”	means The Stock Exchange of Hong Kong Limited.

“Selling Investor”	shall have the meaning set forth in Section 2.3.1 of Schedule A hereof.

“Sequoia”	means SCC Venture VI Holdco, Ltd. and SCC Venture VII Holdco, Ltd., and their respective successors, transferees and permitted assigns.

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A Issue Date”	means the date of the first issuance of a Series A Preferred Share.

“Series A Issue Price”	means US$ 0.4323 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A)(7).

“Series A Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B Issue Date”	means the date of the first issuance of a Series B Preferred Share.

“Series B Issue Price”	means US$1.7319 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series B Preferred Shares, except that the Series B Issue Price for the 297,715 Series B Preferred Shares held by Silicon Valley Future Capital LLC shall be US$0.9489, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting such shares.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(6).

“Series B Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series B Purchase Agreement”	means the Series B Preferred Shares Purchase Agreement, dated December 26, 2017, by and among the Company and certain other parties named therein, as amended from time to time.

“Series B+ Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B+ Issue Date”	means the date of the first issuance of a Series B+ Preferred Share.

“Series B+ Issue Price”	means US$3.6673 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series B+ Preferred Shares.

“Series B+ Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series B+ Preference Amount”	shall have the meaning set forth in Article 8.2(A)(5).

“Series B2 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B2 Issue Date”	means the date of the first issuance of a Series B2 Preferred Share.

“Series B2 Issue Price”	means US$6.5196 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series B2 Preferred Shares.

“Series B2 Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Series B2 Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series C Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series C Issue Date”	means the date of the first issuance of a Series C Preferred Share.

“Series C Issue Price”	means US$9.4220 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series C Preferred Shares.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2(A)(3).

“Series C Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series C Purchase Agreements”	means TMC Purchase Agreement, Fidelity Purchase Agreement, Eight Roads Purchase Agreement and 5Y Capital Purchase Agreement.

“Series C+ Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series C+ Issue Date”	means the date of the first issuance of a Series C+ Preferred Share.

“Series C+ Issue Price”	means US$15.4687 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series C+ Preferred Shares.

“Series C+ Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series C+ Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series D Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series D Issue Date”	means the date of the first issuance of a Series D Preferred Share.

“Series D Issue Price”	means US$25.0446 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events affecting the Series D Preferred Shares.

“Series D Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Series D Preferred Shares”	shall have the meaning set forth in the Memorandum.

“Series D Purchase Agreement”	means the Series D Preferred Shares Purchase Agreement, dated December 23, 2021 by and among the Company, China-UAE, the other investors named therein and certain other parties named therein, as amended from time to time.

“Series D Additional Purchase Agreements”
means one or more additional purchase agreements may be entered into by and among the Company, the investors named therein and certain other parties named therein with respect to the purchase of additional Series D Preferred Shares or the Series D Warrants by the relevant investors, as amended from time to time.

“Series D Warrant”	shall have the meaning set forth in the Series D Additional Purchase Agreements.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company (including the Ordinary Shares and the Preferred Shares) and includes a fraction of a share.

“Shareholders”	means holders of any Shares, and “Shareholder” refers to any of the Shareholders, and including for the avoidance of doubt, the holders of the Series D Warrants to the extent that any Series D Warrant remains outstanding.

“Shareholders Agreement”	means the Sixth Amended and Restated Shareholders Agreement, dated March 4, 2022, by and among the Company and certain other parties named therein, as amended from time to time.

“Share Issue Price”	with respect to each Series A Preferred Share means Series A Issue Price, while with respect to each Series B Preferred Share means Series B Issue Price, while with respect to each Series B+ Preferred Share means Series B+ Issue Price, while with respect to each Series B2 Preferred Share means Series B2 Issue Price, while with respect to each Series C Preferred Share means Series C Issue Price, while with respect to each Series C+ Preferred Share means Series C+ Issue Price, and while with respect to each Series D Preferred Share means Series D Issue Price.

“Share Sale”	means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the issued and outstanding voting power of the Company.

“SPAC Transaction”	means a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly-traded “special purpose acquisition company” or its subsidiary (a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on an internationally recognized securities exchange.

“Special Resolution”	means, a Members’ resolution expressed to be a special resolution (a) passed by a majority of not less than two-thirds (2/3) of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (b) approved in writing by all of the Members entitled to receive notice of and to attend and vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed. In computing the majority regard shall be had to the number of votes to which each Member is entitled by these Articles.

“Statute”	means the Companies Act (as amended) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Third Notice”	shall have the meaning set forth in Section 2.2.3.3 of Schedule A hereof.

“TMC”	means Toyota Motor Corporation, and its successors, transferees and permitted assigns.

“TMC Purchase Agreement”	means the Series C Preferred Shares Purchase Agreement, dated February 5, 2020, by and among the Company, TMC and certain other parties named therein, as amended from time to time.

“TMC Proceeds”	has the meaning given to such term in the TMC Purchase Agreement.

“Transaction Documents”	shall have the meaning set forth in the Shareholders Agreement, each such document as may be amended from time to time.

“Transfer Notice”	shall have the meaning set forth in Section 2.2.1 of Schedule A hereof.

“Transfer”	shall have the meaning set forth in Section 2.1.1 of Schedule A hereof.

“Transferor”	shall have the meaning set forth in Section 2.2.1 of Schedule A hereof.

“VIE Companies”	means Beijing Pony AI Technology Co., Ltd. (北京小 马智行科技有限公司) and Guangzhou Pony AI Technology Co., Ltd. (广州小马智行科技有限公司).

“Warrant”	shall have the meaning set forth in the Series D Purchase Agreement.

“WFOEs”	means Beijing Pony Huixing Technology Co., Ltd. (北京小马慧行科技有限公司), a limited liability company incorporated under the Laws of the PRC and wholly owned by the Pony HK, Guangzhou Pony Huixing Technology Co., Ltd. (广州小马慧行科技有限公司), a limited liability company incorporated under the Laws of the PRC and wholly owned by the Pony HK, Beijing Pony Yixing Technology Co., Ltd. ( 北京小马易行科技有限公司), a limited liability company incorporated under the Laws of the PRC and wholly owned by the Pony HK, and Shenzhen Pony Yixing Technology Co., Ltd. (深圳小马易行科技 有 限 公 司 ), a limited liability company incorporated under the Laws of the PRC and wholly owned by the Pony HK.

“5Y Capital”	means Morningside China TMT Fund IV, L.P., Morningside China TMT Fund IV Co-Investment, L.P. and Morningside China TMT Special Opportunity Fund II, L.P. and their respective successors, transferees and permitted assigns.

“5Y Capital Purchase Agreement”	means the Series C Preferred Shares Purchase Agreement, dated February 5, 2020, by and among the Company, Morningside China TMT Fund IV Co-Investment, L.P., Morningside China TMT Special Opportunity Fund II, L.P. and certain other parties named therein, as amended from time to time.

2.	In these Articles:

2.1	words importing the singular number include the plural number and vice- versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding and on an as converted basis) in accordance with the terms of these Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.11	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented, superseded, replaced or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies);

2.14	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.15	unless the context requires otherwise, all references in these Articles to designated “Sections” are to the designated Sections of Schedule A.

3.	For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, 9, 63, 121 through 123 and Schedule A, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8, 9, 63, 121 through 123 and Schedule A shall prevail over any other Article herein.

3A.	Subject to the terms and conditions set forth in the Series D Warrants, the rights, privileges and obligations pertaining to holders of the Series D Preferred Shares set forth herein shall be also applicable to such Series D Preferred Shares issuable under the Series D Warrants as if such Series D Warrants have been exercised to the extent that any Series D Warrant remains outstanding. Subject to the terms and conditions set forth in such Series D Warrants, each Investor holding the Series D Warrant shall be deemed as having duly exercised such Series D Warrant in full such that it shall be deemed as a holder of the corresponding Series D Preferred Shares of the Company under such Series D Warrants to the extent that such relevant Series D Warrant remains outstanding.

COMMENCEMENT OF BUSINESS

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting), the provisions of these Articles (including Articles 8 and 9 and Schedule A hereto) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

A.	Preference.

(1)	Each holder of a Series D Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series D Issue Price per annum, for each Series D Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series D Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Series C+ Preferred Shares, the Series C Preferred Shares, the Series B2 Preferred Shares, the Series B+ Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (except for applicable Exempted Distributions).

After the holders of Series D Preferred Shares have received the dividends referred to above in full, each holder of a Series C+ Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series C+ Issue Price per annum, for each Series C+ Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series C+ Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Series C Preferred Shares, the Series B2 Preferred Shares, the Series B+ Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (except for applicable Exempted Distributions).

After the holders of Series D Preferred Shares and the holders of Series C+ Preferred Shares have received the dividends referred to above in full, each holder of a Series C Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series C Issue Price per annum, for each Series C Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series C Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Series B2 Preferred Shares, the Series B+ Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (except for applicable Exempted Distributions).

After the holders of Series D Preferred Shares, the holders of Series C+ Preferred Shares and the holders of Series C Preferred Shares have received the applicable dividends referred to above in full, each holder of a Series B2 Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series B2 Issue Price per annum, for each Series B2 Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series B2 Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Series B+ Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (except for applicable Exempted Distributions).

After the holders of Series D Preferred Shares, the holders of Series C+ Preferred Shares, the holders of Series C Preferred Shares and the holders of Series B2 Preferred Shares have received the applicable dividends referred to above in full, each holder of a Series B+ Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series B+ Issue Price per annum, for each Series B+ Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series B+ Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (except for applicable Exempted Distributions).

After the holders of Series D Preferred Shares, the holders of Series C+ Preferred Shares, the holders of Series C Preferred Shares, the holders of Series B2 Preferred Shares and the holders of Series B+ Preferred Shares have received the applicable dividends referred to above in full, each holder of a Series B Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series B Issue Price per annum, for each Series B Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series B Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Series A Preferred Shares and the Ordinary Shares (except for applicable Exempted Distributions).

After the holders of Series D Preferred Shares, the holders of Series C+ Preferred Shares, the holders of Series C Preferred Shares, the holders of Series B2 Preferred Shares, the holders of Series B+ Preferred Shares and the holders of Series B Preferred Shares have received the applicable dividends referred to above in full, each holder of a Series A Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series A Issue Price per annum, for each Series A Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other holder of Series A Preferred Shares, prior and in preference to, and satisfied before, any dividend on the Ordinary Shares (except for applicable Exempted Distributions).

After the aforementioned dividends have been paid in full to the holders of Preferred Shares, the holders of the Preferred Shares and the holders of the Ordinary Shares shall be entitled to receive on a pro rata, as-converted basis any additional dividends that the Board of Directors may declare, set aside or pay at such time. Without prejudice to Section 8.4(B), any such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(2)	In the event the Company shall declare or make any distribution other than in cash (except for a distribution described in Article 8.2), each holder of Preferred Shares shall be entitled to a proportionate share of any such distribution in sequence set forth in Article 8.1(A)(1) above as though such holder of Preferred Shares were the holder of the number of Ordinary Shares into which its Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

B.	Restrictions; Participation.

Except for an Exempted Distribution, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (a) all declared but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) have been paid in full, and (b) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2	Liquidation Rights.

A.	Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by Law, the “Liquidation Proceeds”) shall be distributed to the Members of the Company as follows:

(1) First, the holders of the Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series C+ Preferred Shares, the Series C Preferred Shares, the Series B2 Preferred Shares, the Series B+ Preferred Shares, the Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series D Issue Price, plus all declared but unpaid dividends on such Series D Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series D Preferred Shares would be entitled with respect to such Series D Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series D Preference Amount”). If the assets and funds thus distributed among the holders of the Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series D Preferred Shares in proportion to the aggregate Series D Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2) Second, after distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 8.2A(1), the holders of the Series C+ Preferred Shares shall be entitled to receive for each Series C+ Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series C Preferred Shares, the Series B2 Preferred Shares, the Series B+ Preferred Shares, the Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series C+ Issue Price, plus all declared but unpaid dividends on such Series C+ Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series C+ Preferred Shares would be entitled with respect to such Series C+ Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series C+ Preference Amount”). If the remaining assets and funds thus distributed among the holders of the Series C+ Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C+ Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series C+ Preferred Shares in proportion to the aggregate Series C+ Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2).

(3) Third, after distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 8.2A(1) and the amount distributable or payable on the Series C+ Preferred Shares pursuant to Article 8.2A(2), the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series B2 Preferred Shares, the Series B+ Preferred Shares, the Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series C Issue Price, plus all declared but unpaid dividends on such Series C Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series C Preferred Shares would be entitled with respect to such Series C Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series C Preference Amount”). If the remaining assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (3).

(4) Fourth, after distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 8.2A(1), the amount distributable or payable on the Series C+ Preferred Shares pursuant to Article 8.2A(2) and the amount distributable or payable on the Series C Preferred Shares pursuant to Article 8.2A(3), the holders of the Series B2 Preferred Shares shall be entitled to receive for each Series B2 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series B+ Preferred Shares, the Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series B2 Issue Price, plus all declared but unpaid dividends on such Series B2 Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series B2 Preferred Shares would be entitled with respect to such Series B2 Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series B2 Preference Amount”). If the remaining assets and funds thus distributed among the holders of the Series B2 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B2 Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series B2 Preferred Shares in proportion to the aggregate Series B2 Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (4).

(5) Fifth, after distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 8.2A(1), the amount distributable or payable on the Series C+ Preferred Shares pursuant to Article 8.2A(2), the amount distributable or payable on the Series C Preferred Shares pursuant to Article 8.2A(3) and the amount distributable or payable on the Series B2 Preferred Shares pursuant to Article 8.2A(4), the holders of the Series B+ Preferred Shares shall be entitled to receive for each Series B+ Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series B+ Issue Price, plus all declared but unpaid dividends on such Series B+ Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series B+ Preferred Shares would be entitled with respect to such Series B+ Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series B+ Preference Amount”). If the remaining assets and funds thus distributed among the holders of the Series B+ Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B+ Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series B+ Preferred Shares in proportion to the aggregate Series B+ Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (5).

(6) Sixth, after distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 8.2A(1), the amount distributable or payable on the Series C+ Preferred Shares pursuant to Article 8.2A(2), the amount distributable or payable on the Series C Preferred Shares pursuant to Article 8.2A(3), the amount distributable or payable on the Series B2 Preferred Shares pursuant to Article 8.2A(4) and the amount distributable or payable on the Series B+ Preferred Shares pursuant to Article 8.2A(5), the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series B Issue Price, plus all declared but unpaid dividends on such Series B Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series B Preferred Shares would be entitled with respect to such Series B Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series B Preference Amount”). If the remaining assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (6).

(7) Seventh, after distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Article 8.2A(1), the amount distributable or payable on the Series C+ Preferred Shares pursuant to Article 8.2A(2), the amount distributable or payable on the Series C Preferred Shares pursuant to Article 8.2A(3), the amount distributable or payable on the Series B2 Preferred Shares pursuant to Article 8.2A(4), the amount distributable or payable on the Series B+ Preferred Shares pursuant to Article 8.2A(5) and the amount distributable or payable on the Series B Preferred Shares pursuant to Article 8.2A(6), the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, the greater of (i) the amount equal to one hundred and fifty percent (150%) of the Series A Issue Price, plus all declared but unpaid dividends on such Series A Preferred Share, and (ii) the pro rata share of all the Liquidation Proceeds to which such holder of Series A Preferred Shares would be entitled with respect to such Series A Preferred Share, calculated based on the respective shareholdings of all of the Members of the Company on an as-converted basis as if all of the Preferred Shares are converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (collectively, the “Series A Preference Amount”). If the remaining assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (7).

(8) If there are any assets or funds remaining after the aggregate Series D Preference Amount, Series C+ Preference Amount, Series C Preference Amount, Series B2 Preference Amount, Series B+ Preference Amount, Series B Preference Amount and Series A Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to clause (1) to clause (7) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed rateably among holders of Ordinary Shares.

B.	Deemed Liquidation Event. Unless waived in writing by Each Series Majority Preferred Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.	Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board (including the Approval of the Preferred Directors); provided, that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a Deemed Liquidation Event, by the Board (including the Approval of the Preferred Directors);

provided, further, that the method of valuation of securities subject to investment letter or similar restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a Deemed Liquidation Event, by the Board (including the Approval of the Preferred Directors).

D.	Notices. In the event that, subject to any necessary approval required in the Statute and these Articles (including Article 8), the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, the Company shall send to the holders of Preferred Shares at least thirty (30) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the Approval of the Majority Preferred Holders.

E.	Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Class A Ordinary Shares:

A.	Conversion Ratio. The number of Class A Ordinary Shares to which a holder of Preferred Shares shall be entitled upon conversion of each Preferred Share held by it shall be the quotient of (i) with respect to any holder of the Series A Preferred Shares, the Series A Issue Price divided by the then effective Series A Conversion Price (the “Series A Conversion Price”), which shall initially be the Series A Issue Price, (ii) with respect to any holder of the Series B Preferred Shares, the Series B Issue Price divided by the then effective Series B Conversion Price (the “Series B Conversion Price”), which shall initially be the Series B Issue Price, (iii) with respect to any holder of the Series B+ Preferred Shares, the Series B+ Issue Price divided by the then effective Series B+ Conversion Price (the “Series B+ Conversion Price”), which shall initially be the Series B+ Issue Price, (iv) with respect to any holder of the Series B2 Preferred Shares, the Series B2 Issue Price divided by the then effective Series B2 Conversion Price (the “Series B2 Conversion Price”), which shall initially be the Series B2 Issue Price, (v) with respect to any holder of the Series C Preferred Shares, the Series C Issue Price divided by the then effective Series C Conversion Price (the “Series C Conversion Price”), which shall initially be the Series C Issue Price, (vi) with respect to any holder of the Series C+ Preferred Shares, the Series C+ Issue Price divided by the then effective Series C+ Conversion Price (the “Series C+ Conversion Price”), which shall initially be the Series C+ Issue Price, and (vii) with respect to any holder of the Series D Preferred Shares, the Series D Issue Price divided by the then effective Series D Conversion Price (the “Series D Conversion Price”), which shall initially be the Series D Issue Price, in each case resulting in an initial conversion ratio for each of the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

B.	Optional Conversion. Subject to the Statute and these Articles (including this Article 8.3), any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares based on the then-effective Applicable Conversion Price.

C.	Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, and (ii) (v) with respect to Series A Preferred Shares, the date specified by written consent or agreement of Majority Series A Holders; (w) with respect to Series B Preferred Shares, the date specified by written consent or agreement of the holders of such Series B Preferred Shares; (x) with respect to Series B+ Preferred Shares, the date specified by written consent or agreement of the Majority Series B+ Holders; (y) with respect to Series B2 Preferred Shares, the date specified by written consent or agreement of the Majority Series B2 Holders; (z) with respect to Series C Preferred Shares, the date specified by written consent or agreement of the holders of such Series C Preferred Shares; (aa) with respect to Series C+ Preferred Shares, the date specified by written consent or agreement of the Majority Series C+ Holders; and (bb) with respect to Series D Preferred Shares, the date specified by written consent or agreement of the Majority Series D Holders. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion.”

D.	Conversion Mechanism. The conversion hereunder of any Preferred Share shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of the Preferred Shares shall be entitled to convert the same into Class A Ordinary Shares, such holder shall surrender the certificate or certificates therefor (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for such Class A Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Class A Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the holders of such Preferred Shares to be converted shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, the Company shall give the holders of Preferred Shares pursuant to Article 8.3(C) to be automatically converted at least ten (10) days’ prior written notice of the date fixed (which date shall be, in the case of a Qualified IPO, the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for Automatic Conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 110 through 114 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall effect such conversion and update its Register of Members to reflect such conversion, and upon surrender of the certificate or certificates representing the shares to be converted duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), the holder thereof shall be entitled to receive certificates (if applicable) for the number of Class A Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Class A Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable Law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which a holder of Preferred Shares would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value of the Class A Ordinary Share as determined and approved by the Board of Directors in good faith, or (ii) issue one whole Class A Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the Preferred Shares shall be paid either in cash or by the issuance of such number of further Class A Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of the Conversion Price. Each Applicable Conversion Price shall be adjusted and readjusted from time to time as provided below, save that no adjustment shall have the effect that the relevant Applicable Conversion Price would be less than the par value of the Class A Ordinary Shares into which the applicable Preferred Shares are to be converted:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Applicable Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of the Preferred Shares each simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as it would have received if all outstanding Preferred Shares held by it had been converted into Ordinary Shares immediately before the date of such event or immediately before the record date for such event.

(3) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall each receive upon conversion of the Preferred Shares held by it, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which it would have received had its Preferred Shares been converted into Ordinary Shares immediately before the date of such event or immediately before the record date for such event and had it thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid, subject to all other adjustments called for during such period under this Article 8.3(E) with respect to the rights of the holders of the Preferred Shares.

(4) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Class A Ordinary Shares immediately prior to such event.

(5) Adjustments to Applicable Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Equity Securities issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances:

a).	19,964,384 Series D Preferred Shares issuable at the Closing (as defined in the Series D Purchase Agreement) and the Additional Closing(s) (as defined in the Series D Purchase Agreement);

b).	any Equity Securities of the Company issued pursuant to the Series D Warrants or the Warrant;

c).	up to 56,230,176 Class A Ordinary Shares (or Options exercisable for such Class A Ordinary Shares) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) issued (or issuable pursuant to such Options) to the Group Companies’ employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors in accordance with these Articles and the Shareholders Agreement;

d).	Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(4);

e).	Class A Ordinary Shares issued or issuable upon the conversion of Preferred Shares;

f).	any Equity Securities of the Company issued pursuant to the firmly underwritten public offering of the Ordinary Shares duly approved in accordance with the Shareholders Agreement and these Articles;

g).	any Equity Securities of the Company issued in connection with the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, as duly approved in accordance with the Shareholders Agreement and these Articles; and

h).	any Equity Securities of the Company, the issuance of which is approved (i) unanimously by the members of the Board and the Board specifically states in such approval that such Equity Securities shall not be “New Securities” and (ii) by the Majority Series D Holders.

(b) No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(5)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Applicable Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(5)(d). No adjustment or readjustment in the Applicable Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Class A Ordinary Shares issued upon conversion of any Preferred Share prior to such adjustment or readjustment, as the case may be.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series D Issue Date, as applicable, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options or Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Applicable Conversion Price to an amount which exceeds the Applicable Conversion Price that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange (in each case, determined pursuant to Article 8.3(E)(5)(e)), and

(y)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised (in each case, determined pursuant to Article 8.3(E)(5)(e)); and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Applicable Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d) Adjustment of the Applicable Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series D Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions and calculated on an as-converted basis) less than the Applicable Conversion Price with respect to any Preferred Share in effect immediately prior to such issue, then and in such event, the Applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Applicable Conversion Price with respect to such Preferred Share,

OCP = the Applicable Conversion Price with respect to such Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion or exchange of all the outstanding Preferred Shares and Convertible Securities and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of Ordinary Shares represented by the New Securities issued or sold.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)	Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (including the Approval of the Preferred Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors (including the Approval of the Preferred Directors).

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Applicable Conversion Price with respect to any Preferred Shares would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Board, in good faith, shall, subject to the Approval of the Preferred Directors, determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(7) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(8) Certificate of Adjustment. In the case of any adjustment or readjustment of the Applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(9) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price, and the number and kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(10) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares. If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 110 through 114.

(12) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Class A Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Class A Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.	General Rights. Subject to Article 8.4(B), at all general meetings of the Company: (a) the holder of each Class A Ordinary Share issued and outstanding shall have one (1) vote in respect of each Class A Ordinary Share held by it, (b) the holder of each Class B Ordinary Share issued and outstanding shall have ten (10) votes in respect of each Class B Ordinary Share held by it and (c) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Class A Ordinary Shares into which such holder’s collective Preferred Shares are convertible (x) immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or (y) if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all the Preferred Shares held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or these Articles allow the Preferred Shares to vote separately as one or more class or series with respect to any matters, such Preferred Shares shall have the right to vote separately as one or more class or series with respect to such matters.

B.	Protective Provisions.

1.	Approval by the Preferred Holders. Regardless of anything else contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member (other than holders of the Preferred Shares) shall procure the Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall procure each other Group Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless the written approval of the holders of seventy percent (70%) or more of the voting power of the then outstanding Preferred Shares (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding, and voting together as a single class and on an as-converted basis) has been obtained:

(1)	any amendment or modification to or waiver under any of the Charter Documents of any Group Company, except such amendment, modification or waiver that is primarily in relation to the ordinary business of such Group Company and would not adversely affect the rights or preferences of the Preferred Shares;

(2)	any change of the authorized size or composition of the board of directors of any Group Company, other than any change to the composition of such board of directors in compliance with Article 63, or the manner in which any Group Company’s directors are appointed;

(3)	any declaration, setting aside or payment of a dividend or other distribution on any Ordinary Share or Preferred Share;

(4)	any transaction outside the ordinary course of business involving any Group Company and any of such Group Company’s employees, officers, directors or shareholders or any Affiliate of any of such employees, officers, directors or shareholders;

(5)	any change to the number of Shares reserved for issuance under the ESOP;

(6)	effect any of the foregoing with respect to any Group Company, as applicable; or

(7)	agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, where any act listed in clauses (1) through (7) above may be approved by a Special Resolution pursuant to the Statute, and if the Members vote in favor of such act but the approval of the holders of seventy percent (70%) or more of the voting power of the then outstanding Preferred Shares (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding, and voting together as a single class and on an as-converted basis) has not yet been obtained, then each holder of the Preferred Shares who voted against such act shall, in such vote, have the voting rights equal to the aggregate voting power of all the Members who voted in favor of such act plus one (1).

2.	Approval by Each Series Majority Preferred Holders. Regardless of anything else contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member (other than holders of the Preferred Shares) shall procure the Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall procure each other Group Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by Each Series Majority Preferred Holders; provided, further, that (x) for the matters set out in subsections (1) and (2) below, to the extent that such action would not reasonably be expected to change the rights, preferences, privileges or powers of any series of Preferred Shares, then the approval of the holders of fifty-one percent (51%) or more of the voting power of the then outstanding Preferred Shares of such series (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding, and voting together as a single class and on an as converted basis) would not be required and (y) the approval of the Majority Series C+ Holders shall not be required for any matter referred to in subsection (7) unless such matter also constitutes a matter referred to in subsection (8):

(1)	any amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, the Preferred Shares;

(2)	any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(3)	any action that creates, authorizes or issues (A) any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, (B) any additional Preferred Shares, (C) any other Equity Securities of the Company except for the Conversion Shares, or (D) any Equity Securities of any other Group Company; provided, however, that this restriction shall not apply to: (i) the creation, authorization or issuance of Class A Ordinary Shares issuable upon conversion of the Preferred Shares, or (ii) the issuance of options or other equity-based awards and the Shares underlying such awards to any Group Company’s employees, directors and consultants pursuant to the ESOP, (iii) issuance of any Equity Securities of the Company pursuant to the Warrant, or (iv) the issuance of Equity Securities in connection with any equity fundraising of the Company that does not otherwise require the approval of Each Series Majority Preferred Holders pursuant to subsection (9) or the approval of the Majority Series C+ Holders pursuant to subsection (11);

(4)	any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than (a) the purchase, repurchase or redemption of Equity Securities from employees, officers, directors, consultants or other persons performing services for the Company or any of its Subsidiaries pursuant to agreements approved by the Board (including the Approval of the Preferred Directors) under which the Company has the option to purchase, repurchase or redeem such Equity Securities upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal or (b) the conversion or redemption of Preferred Shares pursuant to these Articles (including any purchase or repurchase of Shares to effect the conversion of the Preferred Shares into Class A Ordinary Shares); provided, however, that this restriction shall not apply to the issuance of Equity Securities in connection with any equity fundraising of the Company that does not otherwise require the approval of Each Series Majority Preferred Holders pursuant to subsection (9) or the approval of the Majority Series C+ Holders pursuant to subsection (11);

(5)	any liquidation, dissolution or winding up of any Group Company, Share Sale, Change of Control Event, Deemed Liquidation Event or any merger, amalgamation, scheme of arrangement or consolidation of any Group Company with any Person, the division of any Group Company, the purchase or other acquisition by any Group Company of all or substantially all of the assets, equity or business of another Person, or the reduction of share capital of any Group Company;

(6)	any IPO other than Qualified IPO concerning any of the Group Companies;

(7)	any appointment, change or replacement of the Company’s CEO or CTO;

(8)	with respect to the vote or consent of the Majority Series C+ Holders only, any appointment, change or replacement outside of the ordinary course of business of the Company’s CEO or CTO within two years from the Series C+ Issue Date;

(9)	any equity or equity-linked fundraising of the Company with a pre-money valuation of the Company for such fundraising of lower than US$ 2,960,500,000 (or, with respect to the vote or consent of the Majority Series C+ Holders only, lower than US$4,000,000,000, or, with respect to the veto or consent of the Majority Series D Holders only, not more than US$8,500,000,000), and the proposed proceeds from such fundraising of more than US$50,000,000;

(10)	cease to conduct or carry on the business of any Group Company substantially as now conducted; or

(11)	with respect to the vote or consent of the Majority Series C+ Holders only, any equity or equity-linked fundraising of the Company which would result in OTPP ceasing to constitute the Majority Series C+ Holders.

Notwithstanding anything to the contrary contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, where any act listed in clauses (1) through (11) above may be approved by a Special Resolution pursuant to the Statute, and if the Members vote in favor of such act but the approval of Each Series Majority Preferred Holders and/or the Majority Series C+ Holders (as applicable) has not yet been obtained, then each holder of the Preferred Shares who voted against such act shall, in such vote, have the voting rights equal to the aggregate voting power of all the Members who voted in favor of such act plus one (1).

3.	Approval by the Preferred Directors. Regardless of anything else contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member (other than holders of the Preferred Shares) shall procure the Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall procure each other Group Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Board (in the case of clauses (1) to (7) below, which approval shall also include the Approval of the Preferred Directors; in the case of clause (8) below, which approval shall also include the approval of more than one half (1/2) of the Preferred Directors; in the case of clause (9) below, which approval shall also include the approval of more than one half (1/2) of the Preferred Directors who do not have any conflict of interest with respect to such matter; in the case of clauses (10) and (11) below, which approval shall also include the Approval of the Preferred Directors, the approval of more than one half (1/2) of the Preferred Directors or the approval of more than one half (1/2) of the Preferred Directors who do not have any conflict of interest with respect to such matter (as applicable); and, in the case of adoption or amendment of annual budget in clause (2) below, to the extent the use of the TMC Proceeds is involved in the annual budget, includes the approval of the Director appointed by TMC, which approval shall not be unreasonably withheld to the extent that the use of the TMC Proceeds in such annual budget is consistent with the provisions of Schedule H to the TMC Purchase Agreement):

(1)	the adoption or termination of the ESOP, or equivalent, for the benefit of the Company’s employees, directors and consultants and the amendment to any terms and conditions thereof;

(2)	adopt or amend any Group Company’s annual budget or business plan;

(3)	enter into any of the following transactions (in a single transaction or a series of related transactions): (i) the incurrence of any Indebtedness exceeding US$20,000,000 in the aggregate; (ii) the purchase or disposal of any Group Company’s business or assets exceeding US$20,000,000 in the aggregate; (iii) the extension by any Group Company of any loan or guarantee for Indebtedness to any third-party in an amount exceeding US$20,000,000 in the aggregate; (iv) an equity or equity-linked investment in any third-party other than the Group Companies in an amount exceeding US$20,000,000; or (v) any transaction that is outside the ordinary course of business in an amount exceeding US$20,000,000 or involves an exclusive relationship;

(4)	increase the compensation of any of the five (5) most highly compensated employees of any Group Company by more than fifty percent (50%) within any twelve (12) month period, or increase the compensation of any Principals by more than fifty percent (50%) within any twelve (12) month period;

(5)	appoint or remove the auditors of any Group Company, or make any material change in any Group Company’s Accounting Standards, accounting and financial policies and procedures;

(6)	change any material part of any Group Company’s business or enter into any new businesses substantially outside of its business as currently conducted;

(7)	initiate or settle any material litigation or arbitration;

(8)	any material amendment or modification to, or waiver under, any Control Document which would result in the Company losing Control of any Domestic Company, or termination of any Control Document;

(9)	any equity or equity-linked fundraising of the Company from any Governmental Body of the PRC;

(10)	effect any of the foregoing, as applicable, with respect to any Group Company, or any Subsidiary or Affiliate of the Company; or

(11)	agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, where any act listed in clauses (1) through (11) above may be approved by a Special Resolution pursuant to the Statute, and if the Approval of the Preferred Directors, the approval of more than one half (1/2) of the Preferred Directors who do not have any conflict of interest with respect to such act and/or the approval of the Director appointed by TMC (as applicable) has not yet been obtained, and where a meeting of shareholders is convened to consider such matters, the holders of the then outstanding Shares voting against the resolution shall have, in such vote, the same number of votes as all Shareholders of the Company who vote in favor of the resolution plus one (1).

4.	Consultation with the Majority Series C+ Holders. Regardless of anything else contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member (other than holders of the Preferred Shares) shall procure the Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless the Company has consulted with the Majority Series C+ Holders in good faith:

(1)	any appointment, change or replacement within the ordinary course of business of the Company’s CEO or CTO within two years from the Series C+ Issue Date; or

(2)	any appointment, change or replacement of the Company’s CEO or CTO after the expiry of two years from the Series C+ Issue Date.

5.	Approval by Majority Series D Holders. Regardless of anything else contained herein or in the Shareholders Agreement or the Charter Documents of any other Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member (other than holders of the Preferred Shares) shall procure the Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall procure each other Group Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Majority Series D Holders:

(1)	any action by any Group Company in violation of applicable Law or requirement or order of competent Government Authorities, which is reasonably expected to cause a material adverse change in the prospects, condition or business of the Group, taken as a whole; or

(2)	any decision by the Company to pursue an IPO (as defined in the Shareholders Agreement) in the U.S. which (i) is in violation of applicable PRC Laws or (ii) will or could reasonably be expected to result in investigation on the Group by any PRC Governmental Authority.

8.5	Redemption Rights.

A.	Request for Redemption.

(1)	At any time after the earliest to occur of the following: (a) a Qualified IPO has not occurred prior to December 28, 2024, (b) the unilateral termination by either Mr. Jun Peng or Mr. Tiancheng Lou of his employment relationship with the Group Companies before the earlier of December 28, 2024 and occurrence of a Qualified IPO, (c) a material breach by any Group Company of Section 3.2 of the Collaboration Agreement, which has not been remedied within 90 days (which period may be extended for another 90 days if the breach is curable and has not been completely cured) following delivery of written notice of such breach by TMC, (d) a breach of the Control Documents by any of the WFOEs, the VIE Companies, or nominee shareholders of VIE Companies who are employees of any Group Company, which has not been remedied within 45 days (which period may be extended for another 45 days if the breach is curable and has not been completely cured) following delivery of written notice of such breach by TMC, (e) a breach by any Group Company of its respective representations and warranties set forth in the Series C Purchase Agreements which would cause a material adverse change in the condition, business or prospects of the Company, (f) a breach by any of the Group Companies, Principals or Principal Holding Companies of its respective covenants set forth in Section 12 of the Shareholders Agreement, which has not been remedied within 90 days (which period may be extended for another 90 days if the breach is curable and has not been completely cured) following delivery of written notice of such breach by TMC, (g) a breach by any Group Company of its respective representations and warranties set forth in the OTPP Purchase Agreement or the CPE Purchase Agreement which would cause a material adverse change in the condition, business or prospects of the Company, or (h) a breach by any Group Company of its respective representations and warranties set forth in the Series D Purchase Agreement or the Series D Additional Purchase Agreements (as the case may be with respect to a holder of the Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding)) which would cause a material adverse change in the condition, business or prospects of the Company, upon receipt of a written request from any holder of the then outstanding Preferred Shares (the “Redemption Request”) (provided, however, it being understood that (A) only TMC may deliver a Redemption Request and become a Redeeming Shareholder before any other holder of Preferred Shares in case of the events described in the foregoing subparagraphs (c), (d) and (f), (B) the holders of the then outstanding Preferred Shares other than TMC may deliver a Redemption Request and become a Redeeming Shareholder in case of the event described in the foregoing subparagraphs (c) and (f) only if TMC has delivered a Redemption Request and become a Redeeming Shareholder, (C) only the holders of Series C Preferred Shares may deliver a Redemption Request and become a Redeeming Shareholder in case of the events described in the foregoing subparagraph (e) to request the redemption of only the Series C Preferred Shares it holds but not any other series of Preferred Shares it holds, (D) only the holders of Series C Preferred Shares and the holders of Series C+ Preferred Shares and their respective transferees may deliver a Redemption Request and become a Redeeming Shareholder in case of the events described in the foregoing subparagraph (g) to request the redemption of only the Series C Preferred Shares and/or the Series C+ Preferred Shares it holds pursuant to the OTPP Purchase Agreement or the CPE Purchase Agreement, but not any other Preferred Shares it holds, and (E) only the holders of Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding) and their respective transferees may deliver a Redemption Request and become a Redeeming Shareholder in case of the events described in the foregoing subparagraph (h) to request the redemption of only the Series D Preferred Shares it holds pursuant to the Series D Purchase Agreement, the Series D Additional Purchase Agreements and/or the Series D Warrants (as the case may be) but not any other Preferred Shares it holds), the Company shall redeem all the outstanding Preferred Shares (but for the avoidance of doubt: (x) only the Series C Preferred Shares in case of the events described in the foregoing subparagraph (e), (y) only the Series C Preferred Shares and the Series C+ Preferred Shares acquired pursuant to the OTPP Purchase Agreement or the CPE Purchase Agreement in case of the events described in the foregoing subparagraph (g), and (z) only the Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding) acquired pursuant to the Series D Purchase Agreement, the Series D Additional Purchase Agreements and/or the Series D Warrants (as the case may be) in case of the events described in the foregoing paragraph (h)) owned and requested to be redeemed by such holder (the “Redeeming Shareholder”) by paying in cash therefor a sum per share equal to the applicable Share Issue Price (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like) plus (i) with respect to each Series D Preferred Share (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding) an amount equal to the applicable Series D Issue Price with a simple rate of eight percent (8%) per annum return calculated from the Series D Issue Date to the Redemption Date (as defined below); (ii) with respect to each Series C+ Preferred Share an amount equal to the applicable Series C+ Issue Price with a simple rate of eight percent (8%) per annum return calculated from the Series C+ Issue Date to the Redemption Date; (iii) with respect to each Series C Preferred Share an amount equal to the applicable Series C Issue Price with a simple rate of eight percent (8%) per annum return calculated from the Series C Issue Date to the Redemption Date; (iv) with respect to each Series B2 Preferred Share an amount equal to the applicable Series B2 Issue Price with a simple rate of eight percent (8%) per annum return calculated from the Series B2 Issue Date to the Redemption Date; (v) with respect to each Series B+ Preferred Share an amount equal to the applicable Series B+ Issue Price with a simple rate of eight percent (8%) per annum return calculated from the Series B+ Issue Date to the Redemption Date; (vi) with respect to each Series B Preferred Share an amount equal to the applicable Series B Issue Price with a simple rate of eight percent (8%) per annum return calculated from the Series B Issue Date to the Redemption Date; (vii) with respect to each Series A Preferred Share an amount equal to the applicable Series A Issue Price with a compound rate of five percent (5%) per annum return calculated from the Series A Issue Date to the Redemption Date; and (viii) with respect to all Preferred Shares all declared but unpaid dividends on such shares (such sum, the “Redemption Price”) in any event within sixty (60) days of the date of the Redemption Request.

(2)	At Redemption Date, subject to applicable Laws, the Company shall, from any source of assets or funds legally available therefor, redeem each Preferred Share requested to be redeemed in the relevant Redemption Request by paying in cash the Redemption Price (as defined above), against surrender by such Redeeming Shareholder at the Company’s principal office of the certificate representing such share (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), in accordance with the following: (a) the Redemption Price with respect to the Preferred Shares in the same class or series to be redeemed on the Redemption Date shall be paid on pari passu basis; (b) no Redemption Price with respect to any Series C+ Preferred Shares, Series C Preferred Shares, Series B2 Preferred Shares, Series B+ Preferred Shares, Series B Preferred Shares or Series A Preferred Shares shall be paid prior to the full payment of the Redemption Price with respect to all the Series D Preferred Shares requested to be redeemed at the Redemption Date; (c) no Redemption Price with respect to any Series C Preferred Shares, Series B2 Preferred Shares, Series B+ Preferred Shares, Series B Preferred Shares or Series A Preferred Shares shall be paid prior to the full payment of the Redemption Price with respect to all the Series C+ Preferred Shares requested to be redeemed at the Redemption Date; (d) no Redemption Price with respect to any Series B2 Preferred Shares, Series B+ Preferred Shares, Series B Preferred Shares or Series A Preferred Shares shall be paid prior to the full payment of the Redemption Price with respect to all the Series C Preferred Shares requested to be redeemed at the Redemption Date; (e) no Redemption Price with respect to any Series B+ Preferred Shares, Series B Preferred Shares or Series A Preferred Shares shall be paid prior to the full payment of the Redemption Price with respect to all the Series B2 Preferred Shares requested to be redeemed at the Redemption Date; (f) no Redemption Price with respect to any Series B Preferred Shares or Series A Preferred Shares shall be paid prior to the full payment of the Redemption Price with respect to all the Series B+ Preferred Shares requested to be redeemed at the Redemption Date; and (g) no Redemption Price with respect to any Series A Preferred Shares shall be paid prior to the full payment of the Redemption Price with respect to all the Series B Preferred Shares requested to be redeemed at the Redemption Date.

B.	General Rights. A Redemption Request may be withdrawn or terminated upon the request of the related Redeeming Shareholder on the date of the request for withdrawal or termination, but only with respect to Preferred Shares that had not been redeemed in full in cash as of the date such request for withdrawal or termination is made. After any such withdrawn or terminated Redemption Request, the Preferred Shares subject thereto which have not been redeemed in full in cash as of the date such request for withdrawal or termination is made shall again be subject to redemption pursuant to this Article 8.5 upon the request of the holder thereof as provided above.

C.	Insufficient Legally Available Funds. Notwithstanding any other provision set forth in this Article 8.5, if the funds of the Company legally available to redeem such shares shall be insufficient to redeem all Preferred Shares then to be redeemed, then any unredeemed shares shall continue to remain outstanding and shall be redeemed to the full extent of legally available funds of the Company afterwards. Any such unredeemed shares shall continue to remain outstanding until redeemed in full. The Preferred Shares that are subject to redemption hereunder but have not been redeemed in full (the “Redeeming Preferred Shares”) due to insufficient legally available funds of the Company shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, powers and preferences of the Preferred Shares respectively until such shares have been redeemed in full (except that the conversion rights of such Redeeming Preferred Shares shall terminate three (3) days prior to the date on which such shares are redeemed in full). Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Preferred Share on the related Redemption Date shall continue to be owed to the holder thereof and such outstanding portion of the Redemption Price shall accrue interest at a simple interest rate of eight percent (8%) per annum from the Redemption Date.

D.	Redemption Notice. Within thirty (30) days after the receipt of a Redemption Request, written notice shall be mailed by the Company to the related holder of record (at the close of business on the Business Day next preceding the day on which notice is given) of the Preferred Shares to be redeemed, (a) notifying such holder of the redemption to be effected, (b) specifying the Redemption Price, the date on which the Redemption Price shall be payable (the “Redemption Date”), the number of such holder’s Preferred Shares to be redeemed as requested in such Redemption Request, the place at which payment may be obtained and the date on which such holder’s conversion rights as to such shares terminate (which date shall be three (3) days prior to the Redemption Date), and (c) calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (if any) (the “Redemption Notice”). The Company shall notify in writing all the other holders of Preferred Shares promptly after receipt of a Redemption Request.

E.	Surrender of Certificates. On or before each designated Redemption Date, each holder of Preferred Shares to be redeemed shall (unless such holder has previously exercised such holder’s right to convert such Preferred Shares into Class A Ordinary Shares) surrender the certificate(s) representing such Preferred Shares to be redeemed to the Company (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by such certificate are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares.

F.	Effect of Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price with respect to all of the Preferred Shares to be redeemed on the Redemption Date is paid to the relevant holders of Preferred Shares in full, then notwithstanding that the certificates evidencing any of the Preferred Shares so called for redemption on such Redemption Date shall not have been surrendered, the redemption of such shares shall be deemed to be effected at close of business on the Redemption Date at which time any such shares which are redeemed shall forthwith be cancelled and the rights of all of the holders of such shares with respect to such shares shall terminate, except only the right of the holders to receive the Redemption Price from the Company or the payment agent, without interest, upon surrender of their certificate(s) therefor (or a lost certificate affidavit or agreement as specified above).

G.	Deposit of Redemption Price. On or prior to the Redemption Date, the Company may, at its option, deposit with an independent payment agent, a sum equal to the aggregate Redemption Price for all Preferred Shares called for redemption on the Redemption Date and not yet redeemed, with irrevocable instructions and authority to the payment agent to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their respective share certificates (or a lost certificate affidavit or agreement as specified above). The deposit shall constitute full payment of the shares to their respective holders, and from and after the such Redemption Date, the shares called for redemption on that Redemption Date shall be deemed to be redeemed and no longer outstanding.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1	Dividend Provision. Subject to Article 8.4(B) and the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends (including those set out in Article 8.1), the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors (including the Approval of the Preferred Directors).

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3	Voting Rights. Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the holders of Ordinary Shares. Subject to Article 8.4(B), the holder of each Class A Ordinary Share shall have the right to one (1) vote with respect to such Class A Ordinary Share, the holder of each Class B Ordinary Share shall have the right to ten (10) votes with respect to such Class B Ordinary Share, and each holder of Ordinary Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

9.4	Conversion. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

9.5	Automatic Conversion. With respect to any Class B Ordinary Share, upon (a) the death of the shareholder (or its ultimate Controlling beneficial owner that is a natural Person or any beneficial owner that is a Principal) of such Class B Ordinary Share, (b) any sale, transfer, assignment or disposition of such Class B Ordinary Share by a shareholder (or its Affiliate) to any Person who is not an Affiliate of such shareholder, (c) a change of ultimate beneficial ownership of such Class B Ordinary Share to any Person who is not an Affiliate of the registered shareholder of such Class B Ordinary Share, or (d) termination of employment of any Principal who is the ultimate beneficial owner holding such Class B Ordinary Share with the Company, such Class B Ordinary Share shall be automatically and immediately converted into one (1) Class A Ordinary Share.

REGISTER OF MEMBERS

10.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

12.	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles (including Article 8), no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.	The Shares of the Company are subject to transfer restrictions as set forth in these Articles (including Schedule A hereto) and the Transaction Documents, by and among the Company and certain of its Members and such other parties named therein. The Company will register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.	The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in the Memorandum and these Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles (including Article 8.4(B)) (in each case, as applicable).

18.	Subject to the provisions of the Statute and these Articles (including Article 8.4(B)), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles (including Article 8.4(B)), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.	Subject to these Articles (including Article 8.4(B)), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares of such class affected by the proposed variation of rights on a poll at a general meeting of such class or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise. For purposes of this Article 19, all Series A Preferred Shares shall be deemed to be a single class and the rights attached to the Series A Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series A Preferred Shares, all Series B Preferred Shares shall be deemed to be a single class and the rights attached to the Series B Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series B Preferred Shares, all Series B+ Preferred Shares shall be deemed to be a single class and the rights attached to the Series B+ Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series B+ Preferred Shares, all Series B2 Preferred Shares shall be deemed to be a single class and the rights attached to the Series B2 Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series B2 Preferred Shares, all Series C Preferred Shares shall be deemed to be a single class and the rights attached to the Series C Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series C Preferred Shares, all Series C+ Preferred Shares shall be deemed to be a single class and the rights attached to the Series C+ Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series C+ Preferred Shares, and all Series D Preferred Shares shall be deemed to be a single class and the rights attached to the Series D Preferred Shares may be varied with the consent in writing of Members holding fifty-one percent (51%) or more of the votes entitled to be cast by holders (in person or by proxy) of the Series D Preferred Shares (assuming the full exercise of the Series D Warrants to the extent that any Series D Warrant remains outstanding). No amendment shall be effective or enforceable in respect of the rights, preferences and privileges of any particular Member without the prior written consent of such particular Member, if such amendment (x) affects any of the rights, preferences or privileges of such particular Member disproportionally and adversely differently from the other Members in the same class of Shares, or (y) affects any provision that specifically and expressly gives any right, preference, privilege or power to, or restriction for the benefit of, such particular Member.

20.	For the purpose of the immediately preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting of a class of Shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least two thirds of the issued Shares of such class (as if all the Series D Warrants were fully exercised to the extent any Series D Warrant remains outstanding) and that any matter put to the vote of such meeting shall be decided by poll and not on a show of hands.

21.	Subject to these Articles (including Article 8.4(B)), the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the mere creation, redesignation, or issue of Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

22.	The Company may, with the approval of the Board (so long as such approval includes the Approval of the Preferred Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy pursuant to Article 16. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

26.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.	Subject to these Articles (including Article 8.4(B)), the Company may by Ordinary Resolution:

27.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.	Subject to the provisions of the Statute and the provisions of these Articles (including Articles 8.4(B) and 19) as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares, or (ii) twenty percent (20%) or more of the voting power of the Preferred Shares (on an as-converted and as-exercised basis) of the Company entitled to attend and vote at general meetings of the Company.

34.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.	At least ten (10) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their respective proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their respective proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company; provided, that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their respective proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their respective proxies).

38.	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.	The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis, including the Majority Preferred Holders) present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.	A unanimous resolution in writing (in one or more counterparts) signed by all the Members entitled to vote on the resolution shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company.

42.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their respective proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided, that, if notice of such meeting has been duly delivered to all Members at least ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within three hours from the time appointed for the meeting because of the absence of any Member, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Members 48 hours prior to the adjourned meeting in accordance with the notice procedures under Articles 110 through 114 and, if at the adjourned meeting, the quorum is not present within three (3) hours from the time appointed for the meeting solely because of the absence of any specific Member as may be required by Article 39 above, then the presence of such Member shall not be required at such adjourned meeting for purposes of establishing a quorum, and the holders of a majority of the aggregate voting power of all the Shares entitled to notice of and vote at a general meeting (calculated on an as-converted basis) shall be a quorum for such adjourned meeting. At such adjourned meeting, no business shall be transacted other than the business that might have been transacted at the meeting as originally notified.

43.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within thirty (30) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

44.	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.	On a poll a Member shall have one vote for each Ordinary Share he holds on an as converted basis.

47.	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.	A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by Law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

51.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting and unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS AND OBSERVER

63.	The authorized number of directors on the Board shall be no more than twelve (12) directors, with the composition of the Board determined as follows: (a) the holders of a majority of the Ordinary Shares (voting together as a single class and not including Class A Ordinary Shares issued upon conversion of Preferred Shares) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time six (6) directors on the Board (each an “Ordinary Director”), one of whom shall be the then CEO of the Company (the “CEO Director”) and shall initially have two (2) votes for any matters to be resolved by the Board and the other five (5) Ordinary Directors shall each have one (1) vote for any matters to be resolved by the Board; provided, however, if less than five (5) such other Ordinary Directors are actually appointed, then the CEO Director shall be entitled to such number of votes exceeding two (2) votes as would result in the Ordinary Directors having a total of seven (7) votes; (b) (i) the Majority Series A Holders, so long as the Majority Series A Holders hold Preferred Shares constituting no less than 4% of all issued and outstanding shares of the Company (calculated on a fully-diluted and an as-converted basis and including Conversion Shares converted therefrom), shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board; (ii) the holders of fifty-one percent (51%) or more of the voting power of outstanding Ordinary Shares and Series A Preferred Shares (voting together as a single class and on an as-converted basis) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board; (iii) 5Y Capital, so long as it holds Preferred Shares constituting no less than 4% of all issued and outstanding shares of the Company (calculated on a fully-diluted and as-converted basis and including Conversion Shares converted therefrom), shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board; (iv) CVP, so long as it holds Preferred Shares constituting no less than 4% of all issued and outstanding shares of the Company (calculated on an as-converted basis and including Conversion Shares converted therefrom), shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board; (v) TMC, so long as it holds Preferred Shares constituting no less than 4% of all issued and outstanding shares of the Company (calculated on an as-converted basis and including Conversion Shares converted therefrom), shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board; and (vi) OTPP, so long as it holds Preferred Shares constituting no less than 4% of all issued and outstanding shares of the Company (calculated on an as-converted basis and including Conversion Shares converted therefrom), shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (each such director appointed pursuant to (i), (ii), (iii), (iv), (v) and (vi) above, a “Preferred Director” and together, the “Preferred Directors”). Each Preferred Director shall have one (1) vote for any matters to be resolved by the Board. So long as OTPP does not, directly or indirectly, Transfer (as defined in the Right of First Refusal and Co-Sale Agreement) any of the Preferred Shares it now or thereafter directly or indirectly owns or holds, OTPP shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board during the period commencing from November 16, 2020 and ending on November 16, 2022 notwithstanding the shareholding requirement as set forth in this Article 63.

64.	Each of the Majority Series A Holders, 5Y Capital, Nio, Legend Capital, CVP, TMC and OTPP, so long as it ceases to be entitled to designate, appoint, remove, replace and reappoint any director on the Board pursuant to Article 63 (if applicable) and so long as it holds Preferred Shares constituting no less than 2% of all issued and outstanding shares of the Company (calculated on a fully-diluted and as-converted basis and including Conversion Shares converted therefrom), shall be entitled to designate, appoint, remove, replace and reappoint one (1) Observer.

POWERS OF DIRECTORS AND OBSERVER

65.	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 (including Article 8.4(B)) and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

66.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

67.	Subject to Article 8.4(B), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

68.	Subject to Article 8.4(B), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

69.	The Observers shall be entitled to receive notices, minutes, and all other materials in relation to the meetings of the Board and of each committee thereof at the same time as such notices, minutes and other materials are provided to the other members of the Board or such committee. The Observers may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can communicate with each other at the same time. An Observer may be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The Observers have the right to give advice and suggestions to the Board but have no right in any way to vote on any matters determined by any resolutions.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

70.	The office of a Director shall be vacated if:

70.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

70.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

70.3	such Director is found to be or becomes of unsound mind.

71.	Any Director who shall have been elected by a specified group of Members may be removed from the Board, either for or without cause, only upon the vote or written consent of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 70 of any Director who shall have been elected by a specified group of Members may be filled by, and only by, the vote or written consent of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose.

PROCEEDINGS OF DIRECTORS

72.	A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the votes of all the Directors (including no less than two-thirds (2/3) of all the Preferred Directors) in office elected in accordance with Article 63 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the votes of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided or required by the Statute, the Memorandum or these Articles (including Article 8). If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of such meeting has been duly delivered to all Directors ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within three (3) hours from the time appointed for the meeting solely because of the absence of any Director, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors forty-eight (48) hours prior to the adjourned meeting in accordance with the notice procedures under Articles 110 through 114 and, if at the adjourned meeting, the quorum is not present within three (3) hours from the time appointed for the meeting solely because of the absence of any Director(s), then the presence of such Director(s) shall not be required at such adjourned meeting for purposes of establishing a quorum, and the Directors consisting of a majority of all Directors that are entitled to the notice of and vote at the meeting shall be a quorum for such adjourned meeting. At such adjourned meeting, no business shall be transacted other than the business that might have been transacted at the meeting as originally notified.

73.	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors and Observers entitled to receive notice of the meeting at least five (5) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

74.	The Directors may participate in a meeting of the Board or of any committee thereof by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Article 8.4(B) hereof.

75.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

76.	Meetings of the Board of Directors may be called by any Director on seven (7) days’ notice to each Director and each Observer in accordance with Articles 110 through 114.

77.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

78.	The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

79.	All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

80.	A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

81.	Subject to Article 84, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

82.	Subject to Article 84, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

83.	Subject to Article 84, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

84.	In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

85.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

86.	Subject to these Articles (including Article 8.4(B)), the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that the Preferred Directors shall be appointed as members of such committee. Without prejudice to Article 8.4(B), any actions taken by any committee of the Board shall be approved by a majority of the members of the committee, so long as such approval includes the Approval of the Preferred Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

87.	Subject to Article 8.4(B), any committee, to the extent allowed by Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

88.	Subject to Article 8.4(B), the Board of Directors may also, with prior Approval of the Preferred Directors, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Subject to Article 8.4(B), any such delegation may be made subject to any conditions the Board of Directors, with prior Approval of the Preferred Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

89.	Subject to these Articles (including Article 8.4(B)), the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

90.	Subject to these Articles (including Article 8.4(B)), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Subject to Article 8.4(B), unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

91.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

92.	Subject to Article 8.4(B), the remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board or one of its committees (in each case, including the Approval of the Preferred Directors). A Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

93.	Subject to Article 8.4(B), the Directors may by resolution of the majority of the Board or one of its committees (in each case, including the Approval of the Preferred Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

94.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

95.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

96.	A Director or an officer authorized by the Board of Directors, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

97.	Subject to the Statute and these Articles (including Articles 8.1 and 8.4(B)), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

98.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 (including Articles 8.1 and 8.4(B)) and 9.1.

99.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

100.	Subject to the provisions of Articles 8 (including Articles 8.1 and 8.4(B)) and 9.1, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

101.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

102.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

103.	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name; provided, that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

104.	Subject to these Articles (including Article 8.4(B)), the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8.1 and 9.1 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

105.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. Subject to Section 8 (Information and Inspection Rights) of the Shareholders Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

106.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

107.	Subject to these Articles (including Article 8.4(B)), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

108.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

109.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

110.	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by fax or electronic mail by sending it to the number or electronic mail address provided by such Member or Director).

111.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of deliver, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

112.	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

113.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

114.	Whenever any notice is required by Law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

115.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8.2 and 9.2.

116.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to these Articles (including Articles 8.2 and 9.2), determine how the division shall be carried out as between the Members or different classes of Members. Subject to Articles 8.2 and 9.2, the liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

117.	To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

118.	To the maximum extent permitted by applicable Law and these Articles, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

119.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

120.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the Approval of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

DRAG ALONG RIGHTS

121.	In the event that (a) the Majority Preferred Holders, and (b) the holders of a majority of the Ordinary Shares (voting together as a single class and not including Class A Ordinary Shares issued upon conversion of Preferred Shares or otherwise held by any holder of Preferred Shares), each voting as separate classes (collectively, the “Drag Holders”) approve a Deemed Liquidation Event to any Person (the “Offeror”) that values the Company at no less than US$10,000,000,000 (the “Approved Sale”), then at the written request of the Drag Holders the Company shall promptly notify in writing each other holder of Equity Securities of the Company that is a Party of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such holder shall, in accordance with written instructions received from the Company at the written direction of the Drag Holders:

(i)	in the event such transaction is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company, vote on the approval of the Approved Sale, be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii)	vote (in person, by proxy or by action by written consent, as applicable) all Shares in favour of such Approved Sale and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale;

(iii)	refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Approved Sale;

(iv)	execute and deliver all related documentation and take such other action in support of the Approved Sale as shall reasonably be requested in writing by the Company;

(v)	execute and deliver all related documentation and take such other action in support of the Approved Sale as shall reasonably be requested in writing by the Company or the Drag Holders;

(vi)	if the Approved Sale is structured as a Share Sale, sell all (but not part) of his, her or its Shares, and, except as permitted in Article 122 below, on the same terms and conditions as the Drag Holders; and

(vii)	not deposit, and shall cause its Affiliates not to deposit, except as provided in these Articles or the Shareholders Agreement, any Shares owned by such shareholder or Affiliate in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested in writing to do so by the Offeror in connection with the Approved Sale.

122.	Notwithstanding the foregoing, a shareholder will not be required to comply with Article 121 above in connection with any proposed Deemed Liquidation Event (the “Proposed Sale”) unless (a) upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s share capital will receive the same form of consideration for its shares of such class or series as is received by other holders in respect of their shares of such same class or series of share capital, (ii) each holder of a series of Preferred Shares will receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their shares of such same series, (iii) each holder of Ordinary Shares will receive the same amount of consideration per Ordinary Share as is received by other holders in respect of their Ordinary Shares, and (iv) the aggregate consideration receivable by all holders of Preferred Shares and Ordinary Shares shall be allocated among the holders of Preferred Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares and the holders of Ordinary Shares are entitled in a Deemed Liquidation Event in accordance with these Articles in effect immediately prior to the Proposed Sale and (b) such shareholder will (i) only be required to provide customary fundamental representations and warranties relating to its capacity, the enforceability of the relevant transaction documents against it and the title and ownership of the Shares to be transferred by it and will not be required to provide representations and warranties on the business or assets of the Group or on any Group Company and (ii) not be obliged to pay any amount with respect to any liabilities arising from the representations and warranties made by it in excess of its share of the total consideration paid by the Offeror.

123.	None of the transfer restrictions set forth in the Right of First Refusal and Co-Sale Agreement, these Articles and any other Transaction Documents shall apply in connection with an Approved Sale, notwithstanding anything in the Right of First Refusal and Co-Sale Agreement, these Articles and any other Transaction Documents to the contrary.

TERMINATION OF RIGHTS

124.	Notwithstanding anything to the contrary provided herein, as from the date on which the Company submits its first IPO application (the “First IPO Application Date”) to the SEHK and the Securities and Futures Commission (collectively, the “HK Listing Authorities”), except with written consent of the Company:

(a)	no holder of Shares shall be entitled to directly or indirectly transfer any Share;

(b)	no holder of Shares shall be entitled to request the redemption of any Share held by it in accordance with provisions set out herein, including but not limited to Article 8.5; and

(c)	no holder of Shares shall be entitled to, where applicable, exercise any divestment rights in the form of redemption, put option, drag-along rights, or otherwise, that are provided for herein

(collectively, the “Divestment Rights”); provided, that any Divestment Right shall be restored to the fullest effect upon the earlier of (i) such IPO application being rejected by any HK Listing Authority or otherwise withdrawn by the Company, and (ii) the twelve (12) month anniversary of the First IPO Application Date if such IPO fails to be consummated by such time.

125.	In the case of an IPO application having been made to the SEHK, the Parties hereby agree to, promptly after the receipt by the Company of a “post-hearing letter” from the SEHK together with a request to post a “Post Hearing Information Pack”, procure that all necessary resolutions are passed to adopt further amended and restated Articles in such form that is customary for the purpose of listing the Shares on the SEHK.

126.	For avoidance of doubt, upon conversion of the Preferred Shares into Ordinary Shares in accordance with these Articles, all privileges, preferences and rights attached to such Preferred Shares, including but not limited to the privileges, preferences and rights set out in Articles 8, 63 and 64, and Schedule A hereto, shall lapse and be terminated in their entirety, whereupon the obligations of the Company to the Shareholders under the Articles shall be determined in accordance with the Articles then in effect.

SCHEDULE A

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